EXHIBIT 10.14
2017 RESTRICTED STOCK UNITS
GRANT AGREEMENT
To: <insert first name, middle initial and last name of recipient>
By accepting your grant online through the Schwab Equity Award Center, you agree that these incentives are granted under and governed by the terms and conditions of the 2010 Long-Term Incentive Plan of BWX Technologies, Inc. (as amended and restated to date, the “Plan”), and this 2017 Restricted Stock Units Grant Agreement, which is included in the online acceptance process. A copy of the Plan and the Prospectus relating to the stock issued under the Plan can be found at http://equityawardcenter.schwab.com under the “At a Glance/My Company Info” tab in your Schwab account. The Plan and Prospectus are incorporated by reference and made a part of the terms and conditions of your award. If you would like to receive a copy of either the Plan or Prospectus, please contact Kathy Peres at                      or                     .
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Effective March 2, 2017 (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of BWX Technologies, Inc. (“BWXT”) awarded you a grant of restricted stock units (“RSUs”) under the 2010 Long-Term Incentive Plan of BWXT, as amended and restated July 1, 2015 (the “Plan”). The provisions of the Plan are incorporated herein by reference.
Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “BWXT” as used in this Agreement with reference to employment shall include subsidiaries of BWXT (including unconsolidated joint ventures). Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.
Restricted Stock Units
1.         RSU Award. You have been awarded <shares_awarded> RSUs. Each RSU represents a right to receive one share of BWXT common stock on the Vesting Date, as set forth in Section 2 of this Agreement (the “Vesting Requirements” provision).
2.         Vesting Requirements. Subject to Section 3 of this Agreement (the “Forfeiture of RSUs” provision), RSUs do not provide you with any rights or interest therein until they become vested under one or more of the following circumstances (each such circumstance, a “Vesting Date”):

•	in one-third (1/3) increments on the first, second and third anniversaries of the Date of Grant, provided you are still employed on each date;

•
25% of the then-remaining outstanding RSUs on the date your employment with BWXT terminates if your employment is involuntarily terminated by reason of a Reduction in Force (as defined below) on or after the first anniversary and prior to the second anniversary of the Date of Grant;

•
50% of the then-remaining outstanding RSUs on the date your employment with BWXT terminates if your employment is involuntarily terminated by reason of a Reduction in Force on or after the second anniversary and prior to the third anniversary of the Date of Grant;

•
100% of the then-remaining outstanding RSUs on the earliest to occur prior to the third anniversary of the Date of Grant: (a) the date of termination of your employment from BWXT due to death, (b) your Disability (as defined in the Plan) or (c) the date a Change in Control (as defined in the Plan) is consummated; and

•	the Committee may provide for additional vesting under other circumstances, in its sole discretion.

For purposes of this Agreement, the term “Reduction in Force” means a termination of employment under circumstances that would result in the payment of benefits under the BWX Technologies Employee Severance Plan or a successor plan (as may be amended) whether or not you are a participant in such plan.
3.         Forfeiture of RSUs. RSUs which are not or do not become vested upon your termination of employment shall, coincident therewith, terminate and be of no force or effect.
In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of BWXT, as determined in the sole judgment of the Committee, then all RSUs and all rights or benefits awarded to you under this grant of RSUs are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters. The forfeiture provisions of this paragraph are in addition to the provisions under the heading “Clawback Provisions” below.
4.         Settlement of RSUs. If you have not made a permitted deferral election, RSUs shall be settled in shares of BWXT common stock, which shares shall be distributed as soon as administratively practicable after the Settlement Date, but in no event later than March 15 following the end of the calendar year in which the Settlement Date occurs. If you have made a permitted deferral election, shares shall be distributed on the Settlement Date. For purposes of this Agreement, “Settlement Date” means either: (a) the applicable Vesting Date or, in the event you made a permitted deferral election pursuant to the Plan with respect to this grant, (b) the date(s) of the applicable distribution event in accordance with such deferral election.
5.         Dividend, Voting Rights and Other Rights. You shall have no rights of ownership in the shares of BWXT common stock underlying the RSUs and shall have no right to vote such shares until the date on which the shares are transferred to you pursuant hereto. To the extent that cash dividends are otherwise paid with respect to shares of BWXT common stock, dividend equivalents will be credited with respect to the shares underlying the RSUs and shall vest at the same time as the related RSUs vest. Vested dividend equivalents shall be paid contingent upon the vesting of the related RSUs and paid at the same time the underlying shares are transferred to you with no earnings accruing thereon. Dividend equivalents credited with respect to RSUs that do not vest shall be forfeited at the same time the related RSUs are forfeited.
Taxes
6.         Liability for Tax-Related Items. Regardless of any action BWXT or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that BWXT and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of RSUs, including the grant and vesting of RSUs, subsequent delivery of Shares or the subsequent sale of any Shares acquired pursuant to such RSUs and receipt of any dividend equivalent payments (if any) and (ii) do not commit to structure the terms or any aspect of this grant of RSUs to reduce or eliminate your liability for Tax-Related Items. Prior to the taxable or tax withholding event, as applicable, you shall pay, or make adequate arrangements satisfactory to BWXT or to the Employer to satisfy all Tax-Related Items. In this regard, you authorize BWXT or Employer to withhold all applicable Tax-Related Items legally payable by you, and unless determined otherwise by the Committee, BWXT or Employer will withhold a number of Shares otherwise deliverable equal to the minimum statutory withholding amount to satisfy such liability. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, you understand that you will be deemed to have been issued the full number of Shares subject to the settled RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the settlement of the RSUs.
Transferability
7.         Non-Transferability. RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.
Clawback Provisions
8.         Recovery of RSUs. In the event that BWXT is required to prepare an accounting restatement due to the material noncompliance of BWXT with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”) and the

Board reasonably determines that you knowingly engaged in the fraud, BWXT will have the right to recover the RSUs granted during the three-year period preceding the date on which the Board or BWXT, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.
9.         Recovery Process. In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (a) review the RSUs either granted or vested in whole or in part during the Three-Year Period and (b) in accordance with the provisions of this Agreement and the Plan, will take reasonable action to seek recovery of the amount of such RSUs in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such RSUs), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code. There shall be no duplication of recovery under Article 19 of the Plan and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act. The clawback provisions of this Agreement are in addition to the forfeiture provisions contained in Section 3 of this Agreement (under the heading “Forfeiture of RSUs”). Notwithstanding anything in this Agreement to the contrary, you acknowledge and agree that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares may be traded) (the “Compensation Recovery Policy”), and that Sections 8 and 9 of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
Other Information
10.       No Guarantee of Continued Service. Neither the action of BWXT in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of BWXT.
11.       Country-Specific Special Terms and Conditions. Notwithstanding any provisions in this Agreement, the RSUs shall also be subject to the special terms and conditions set forth in Appendix A to this Agreement for your country of residence. Moreover, if you relocate to one of the countries included on Appendix A, the special terms and conditions for such country will apply to you, to the extent BWXT determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.

APPENDIX A
COUNTRY-SPECIFIC SPECIAL TERMS AND CONDITIONS
This Appendix A, which is part of the BWXT 2017 Restricted Stock Units Grant Agreement (the “Agreement”), contains additional terms and conditions of the Agreement that will apply to you if you reside in one of the countries listed below. It also includes information about certain other issues of which you should be aware with respect to your participation in the Plan. Such information is based on securities, exchange control, and other laws in effect in the respective countries as of February 2017. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement. By accepting the RSUs, you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to you and your RSUs.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and BWXT is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the RSUs were granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not apply.
COUNTRIES COVERED BY THIS APPENDIX A:
Canada.

CANADA
Terms and Conditions

1.	Nature of Grant. In accepting the grant of RSUs, you acknowledge that:

•	the Plan is established voluntarily by BWXT, is discretionary in nature and may be modified, amended, suspended or terminated by BWXT at any time;

•
the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;

•	all decisions with respect to future RSUs grants, if any, will be at the sole discretion of BWXT;

•	you are voluntarily participating in the Plan;

•
the RSUs and the shares of common stock subject to the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to BWXT or the Employer, and which is outside the scope of your employment contract, if any;

•	the RSUs and the shares of common stock subject to the RSUs are not intended to replace any pension rights or compensation;

•
the RSUs and the shares of common stock subject to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for BWXT, the Employer, or any;

•	the RSUs and your participation in the Plan will not be interpreted to form an employment contract or relationship with BWXT or any Subsidiary;

•	the future value of the underlying shares of common stock is unknown and cannot be predicted with certainty;

•
in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of your service with BWXT or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release BWXT and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waive any entitlement to pursue such claim;

•
in the event of termination of your service with BWXT (whether or not in breach of local labor laws), your right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); you hereby waive and release any claims you may have against BWXT, its subsidiaries, affiliates, employees, officers and directors for the termination of any such right to vest during such notice period; the Board/Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the RSUs; notwithstanding the foregoing, if your service terminates due to certain termination events as described in this Agreement, the RSUs will be fully vested; and

•	the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

2.
Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other award materials by and among, as applicable, the Employer, BWXT, and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that BWXT and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of common stock or directorships held in BWXT, details of all awards or any other entitlement to shares of common stock granted, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to any third parties assisting BWXT with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize BWXT and any other possible recipients which may assist BWXT (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

3.	Settlement of RSUs. Section 4 of the Agreement (the “Settlement of RSUs” provision) is amended in its entirety to read as follows:
“Settlement of RSUs. RSUs shall be settled in shares of BWXT common stock, which shares shall be distributed as soon as administratively practicable after the Settlement Date, but in no event later than March 15 following the end of the calendar year in which the Settlement Date occurs or, if earlier, at the latest by December 31 of the third year following the end of the year in which the Date of Grant occurred. For purposes of this Agreement, “Settlement Date” means the applicable Vesting Date.”

4.	Language Consent. The following provision will apply to residents of Quebec:
The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention.

5.	Dividend Equivalents Settled in Shares or Cash. Unless otherwise determined by the Committee, any vested dividend equivalents will be settled in cash.

6.
RSUs Settled in Shares Only. Notwithstanding anything to the contrary in the Plan and/or this Agreement, any RSUs granted to you shall be paid in shares of BWXT common stock only and do not provide any right to receive a cash payment.

7.
Form of Payment. Due to legal restrictions in Canada and notwithstanding any language to the contrary in the Plan, you are prohibited from surrendering shares that you already own or from attesting to the ownership of shares to pay any tax withholding in connection with RSUs granted to you.

Notifications

1.
Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in Plan materials, securities purchased under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. You are encouraged to seek legal advice prior to any resale of such securities. In general, participants resident in Canada may resell their securities in transactions carried out on exchanges outside of Canada.

2.
Tax Reporting. The Tax Act and the regulations thereunder require a Canadian resident individual (among others) to file an information return disclosing prescribed information where, at any time in a tax year, the total cost amount of such individual’s “specified foreign property” (which includes shares, options, restricted stock units, and performance-based restricted stock units) exceeds Cdn.$100,000. You should consult your own tax advisor regarding this reporting requirement.